UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 19, 2010

Appalachian Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-15571	58-2242407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

64 Sailors Drive, Suite 106, Ellijay, Georgia		30540
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (706) 515-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy or Receivership.

On December 17, 2010, the Office of Thrift Supervision (“OTS”) closed Appalachian Community Bank, F.S.B. (the “Thrift”), which is a wholly owned federally-chartered thrift subsidiary of Appalachian Bancshares, Inc. (the “Company”) and the Federal Deposit Insurance Corporation (“FDIC”) was named as the receiver of the Thrift. The Company’s principal assets are the capital stock it owns in the Thrift and in Appalachian Community Bank, its wholly owned commercial banking subsidiary which was closed by the Georgia Department of Banking and Finance on March 19, 2010. As a result of the closures of the Thrift and the Bank, the Company has minimal remaining assets.

As the direct owner of all of the capital stock of the Thrift and the Bank, the Company would be entitled to the net recoveries, if any, following the FDIC’s liquidation or sale of either the Thrift or the Bank or their assets. However, at this time, the Company does not believe that any recovery will be realized. Accordingly, the Company’s common stock is likely to be of no value.

In connection with the closure of the Thrift, on December 17, 2010 the FDIC issued a press release providing the following:

•

The FDIC entered into a purchase and assumption agreement with Peoples Bank of East Tennessee, Madisonville, Tennessee (“Peoples Bank”) to assume all of the deposits of the Thrift, except brokered deposits and certain out-of-state certificates of deposit. Depositors of the Thrift will automatically become depositors of Peoples Bank. Deposits with Peoples Bank will continue to be insured by the FDIC, so there is no need for customers to change their banking relationship to retain their deposit insurance.

•

The Thrift’s three offices will reopen on Saturday, December 18, 2010, as branches of Peoples Bank. Customers of the Thrift should continue to use their existing Thrift branch until they receive notice from Peoples Bank that their accounts have been fully integrated.

•

The FDIC and Peoples Bank entered into a loss-share transaction on $46.4 million of the Thrift’s assets which provides for Peoples Bank and the FDIC to share in the losses on the asset pools covered under the loss-share agreement.

•

Customers with questions can call the FDIC toll-free at 1-800-350-2746. Interested parties also can visit www.fdic.gov/bank/individual/failed/appalachianga.html for more information about the transaction.

A complete copy of the FDIC’s press release can be found at www.fdic.gov/news/news/press/2010/pr10273.html.

The amount of the Company’s liabilities currently exceeds the amount of the Company’s assets, and as a result of the closing of the Thrift, the Company has no continuing business operations. Accordingly, the Company is continuing to evaluate the potential winding-up of the Company, which may include the filing of a voluntary petition in the United States Bankruptcy Court, Northern District of Georgia (the “Court”), seeking relief under Chapter 7 of Title 11 of the United States Code.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Alan S. Dover submitted his resignation as a director of the Company and the Thrift, effective October 19, 2010. Mr. Dover has advised us that his resignation from these positions was not due to any disagreement with the Company or the Thrift.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPALACHIAN BANCSHARES, INC.

By:	/s/ Joseph C. Hensley
Joseph C. Hensley
President

Dated: December 23, 2010